                                    EXHIBIT 3

[LOGO]                                           Wasserstein Perella & Co., Inc.
                                                             31 West 52nd Street
                                                   New York, New York 10019-6118
                                                          Telephone 212-969-2700
                                                                Fax 212-969-7836

24 September, 1997


Fresenius AG
Borkenberg 14
D-61440 Bad Homburg
Germany

Dear Sirs:

                  This letter confirms our understanding that Fresenius Aktiengesellschaft (the "Company") has engaged Wasserstein Perella & Co., Inc. ("WP") on an exclusive basis as its financial advisor with respect to the possible sale or other disposition by the Company of its 62% interest in Gull Laboratories, Inc., Salt Lake City ("Gull"), to one or more third parties (individually or collectively, as applicable, a "Sale"). For purposes of this agreement, the term "Sale" shall include, without limitation, any transaction or series or combination of transactions, other than in the ordinary course of business, which takes the form of, amongst other things, a sale or exchange of capital stock, a merger, consolidation or other business combination, an exchange or tender offer, the formation of a joint venture, partnership or similar entity, or any similar transaction. It is our mutual understanding that the Sale may be consummated as part of a series of transactions involving the sale of all or part of the remaining ownership interests in Gull not held by the Company to one or more third parties. If appropriate in connection with performing its services for the Company hereunder, WP may utilize the service of one or more of its affiliates, including, without limitation, Wasserstein Perella & Co. Deutschland GmbH in which case references herein to WP shall include such affiliates.

                  1. WP, in its capacity as exclusive financial advisor to the Company, will perform the following services:

                           - Study and evaluate Gull, its business prospects and the Company's possible strategic options relating to Gull;

                           - Identify potential purchasers for Gull and a strategy for approaching them;

                           - Compile, in conjunction with the Company, a Memorandum describing Gull and the opportunities that Gull provides to prospective investors or acquirers with particular emphasis on Gull's proprietary technologies and their projected future market value;

                           - If necessary, advise with respect to strategies for negotiating with minority shareholders of Gull;

                           - Provide analysis and advice in connection with the consideration of offers received for Gull;

                           - As directed by the Company, assist in the negotiation of a definitive purchase agreement with a prospective purchaser; and

                           - Provide such other financial advisory and investment banking services as may be required in completing a Sale, as specifically agreed upon by WP and the Company.

                  The Company shall, to the extent legally permissible, make available to WP all information received by, or accessible to, the Company in its capacity as a shareholder of Gull concerning the business, assets, operations and financial condition of Gull that WP reasonably requests in connection with the services to be performed for the Company hereunder, shall provide WP with reasonable access to the Company's officers, directors, employees, independent accountants and other advisors and agents as WP shall deem appropriate, and shall use its best efforts to cause Gull to provide WP reasonable access to Gull's officers, directors, employees, accountants and other advisors and agents. All contacts and access as described in the preceding sentence shall be coordinated with and be subject to the prior written approval of the Company, which approval shall not be unreasonably withheld. In performing its services for the Company hereunder, WP is not assuming any responsibility for the Company's underlying business decision to effect a Sale. All information provided by the Company or Gull to WP pursuant to this agreement shall be kept confidential by WP and its affiliates and shall not be used or disclosed by any of them other than in connection with the financial advisory services to be provided by WP and its affiliates hereunder, except to the extent that any of such information: (a) was known by the recipient when received (other than as the result of a violation of this paragraph by WP); (b) is in the public domain or is or hereafter otherwise becomes lawfully obtainable from other sources; (c) is necessary or appropriate to disclose to a court, governmental or regulatory entity or securities exchange having jurisdiction over WP or as may otherwise be required by law or (d) was independently developed by WP or its affiliates; and except to the extent such duty as to confidentiality is waived in writing by the person or entity to whom such duty is owed. If this Agreement is terminated in accordance with its terms, WP shall use all reasonable efforts to return upon written request from the Company or Gull all documents (and reproductions thereof) received by it or its representatives from the Company or Gull (and, in the case of reproductions, all such reproductions made by WP or its representatives) that include information not within the exceptions contained in the previous sentence, unless WP provides assurances reasonably satisfactory to the Company or Gull that such documents have been destroyed.

                  2. WP's compensation for services rendered under this engagement will consist of the following cash fees:

                           (A) A financial advisory fee of $115,000, plus applicable VAT, which is due and shall be paid by the Company upon the execution of this agreement. This amount is


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                                    non-refundable, but will be credited against
                                    any transaction fee payable to WP pursuant to subparagraph 2(B) below. In the event that no Sale is consummated prior to April 01, 1998, a further financial advisory fee of $115,000, plus applicable VAT, shall become due and shall be paid to WP on such date; it is being understood that this latter amount is also non-refundable, but will be credited against any transaction fee payable to WP pursuant to subparagraph 2(B) below.

                           (B) In connection with any Sale, a transaction fee, plus applicable VAT, is due and shall be paid by the Company to WP upon a Sale. The transaction fee will not be based on the aggregate consideration received by the Company for its 62% interest in Gull, but will rather be based on Aggregate Consideration (as defined below) as if 100% of Gull had been sold. The transaction fee payable to WP for selling the Company's 62% interest in Gull will be calculated as a simple pro forma gross up of the aggregate consideration received for the Company's 62% interest in Gull, to approximate 100% of Gull's firm value. A sample calculation of the transaction fee payable to WP pursuant to this subparagraph 2(B) is set forth in
                                    Exhibit 1 hereto. The implied value of 100% of Gull will be calculated solely on the basis of the proceeds received by the Company for the 62% interest in Gull which WP is retained to sell. Should the remaining minority interest in Gull be sold for a greater or lesser amount than that received for the Company' 62% interest in Gull, this will have no bearing on the transaction fee payable to WP hereunder as defined below and as illustrated in Exhibit 1. The transaction fee will be calculated as follows:

              Aggregate
         Consideration (based
         on implied valuation of     Transaction Fee for Sale of Company's
             100% of Gull)                  62% Interest in Gull
         -----------------------     --------------------------------------
    up to US$ 60million              $715,000

    US$ 60 - 70million               $857,000

    US$ 70 - 75million               $1,000,000

    US$ 75 - 90million               $1,000,000, plus 10% of the amount of
                                     Aggregate Consideration (if any) (based on
                                     valuation of 100% of Gull) between US$
                                     75million and US$ 90million


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
    over US$ 90million              $2,500,000 plus 20% of the amount of
                                    Aggregate Consideration (if any) (based on valuation of 100% of Gull) in excess of US$
                                    90million

                                    Under no circumstances will the transaction fee payable to WP pursuant to the terms of this subparagraph 2(B) be less than $715,000.

                                    For purposes of this subparagraph 2(B), the term Aggregate Consideration shall mean the total amount of cash and the fair market value (on the date of payment) of all securities and other property paid or payable, directly or indirectly, by the acquiring party (the "Acquiror") to the acquired party or the seller of the acquired business (in either case, the "Acquired"), or to the Acquired's security holders or its employees, or by the Acquired to the Acquired's security holders, in connection with a Sale or a transaction related thereto. Aggregate Consideration shall also include the value of any long-term liabilities (including the short-term portion thereof) of the Acquired (including the principal amount of any indebtedness for borrowed money) indirectly or directly assumed or acquired by the Acquiror, or otherwise repaid or retired, in connection with or in anticipation of a Sale. Aggregate Consideration shall exclude intercompany trade-related liabilities to Fresenius or the Fresenius Group entered into after the signing of this agreement. In the event of a sale that takes the form of a recapitalization or restructuring of Gull (including, without limitation, through negotiated repurchases of Gull's securities, an issuer tender offer, an extraordinary dividend, a spin-off, split-off or similar transaction), Aggregate Consideration shall also include the fair market value of (i) the equity securities of Gull retained by the Company or its security holders following such transaction and (ii) any cash, securities (including securities of subsidiaries) or other consideration received by the Company in exchange for or in respect of securities of Gull in connection with such transaction (all such cash, securities or other consideration received by such security holders being deemed to have been paid to such security holders in such transaction). In the event that any part of the consideration in connection with a sale will be payable (whether in one payment or a series of two or more payments) at any time following the consummation thereof, the term Aggregate Consideration shall include the present value of such future payment or payments, as agreed upon in good faith among Gull, the Company and WP&Co. As used in this agreement, the terms "payment", "paid" or "payable" shall be deemed to include, as applicable, the issuance or delivery of securities or other property other than cash.


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
                           (C) In the event that WP agrees to provide additional services to the Company other than the services specifically referred to above (including, without limitation, advising the other shareholders of Gull as part of the negotiation of a sale of 100% of
                                    Gull), then the Company shall pay additional fees to WP in such amounts as shall be customary given the nature of the specific services agreed to be provided, and at such times as the Company and WP shall mutually agreed in writing.

                           (D) In addition to any fees payable by the Company to WP hereunder, the Company shall, whether or not any Sale shall be proposed or consummated, reimburse WP on a quarterly basis for its travel and other reasonable out-of-pocket expenses (including all reasonable fees, disbursements and other charges of counsel to be retained by WP, and of other consultants and advisors retained by WP with the Company's prior written consent) incurred in connection with, or arising out of WP's activities under or contemplated by, this engagement. The Company and WP shall agree in advance to a quarterly budget in writing covering all out of pocket expenses pursuant to this paragraph. The Company shall not be obligated to reimburse any expenses incurred in any quarter in excess of the budget relating to such quarter, unless WP has obtained prior written approval of the Company to exceed such budget. The Company shall also reimburse WP, at such times as WP shall request, for any sales, use, VAT or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to or contemplated by this engagement. Such reimbursements shall be made promptly upon submission by WP of statements therefor. Nothing contained in this subparagraph 2(D) shall be deemed to limit in any manner the obligations of WP under the separate letter agreement referred to in paragraph 4 hereof.

                           3. The Company recognizes and confirms that, in advising the Company and in completing its engagement hereunder, WP will be using and relying on publicly available information and on data, material, and other information furnished to WP by the Company, Gull and other parties. It is understood that in performing under this engagement WP may assume and rely upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished.

                           4. The Company and WP have entered into a separate letter agreement, dated the date hereof and attached hereto, providing for indemnification by the Company of WP and certain related persons. Such indemnification agreement is an integral part of this agreement and the terms thereof are incorporated by reference herein. As stated therein, such indemnification agreement shall survive any termination or completion of WP's engagement hereunder.


                           5. WP has been retained under this agreement as an independent contractor with no fiduciary or agency relationship to the Company or any other party. The advice (oral or written) rendered by WP pursuant to this agreement is intended solely for the benefit and use of the senior management of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to WP be made by the Company, without the prior written consent of WP.

                           6. This agreement and WP's engagement hereunder may be terminated by either the Company or WP at any time upon thirty days' prior written notice thereof to the other party; provided, however, that (a) termination of WP's engagement hereunder shall not affect the Company's continuing obligation to indemnify WP and certain related persons as provided in the separate letter agreement referred to above, and its continuing obligations and agreements under paragraph 5 hereof, (b) notwithstanding any such termination, WP shall be entitled to (i) the full financial advisory fee(s) provided for in paragraph 2(A) hereof in the amount(s) and at the time(s) specified therein, and
                                    (ii) unless the Company has terminated WP's engagement hereunder by reason of WP's gross negligence or willful misconduct as finally judicially determined by a court of competent jurisdiction the full transaction fee provided for in paragraph 2(B) hereof in the event that a Sale is consummated at any time prior to the expiration of twelve months following such termination, and; and
                                    (c) termination of WP's engagement hereunder shall not affect the Company's obligation to reimburse the expenses accruing prior to such termination to the extent provided for herein.

                           7. The Company agrees that WP shall have the right after successful completion of the transaction to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that WP will submit a copy of any such advertisement to the Company for its approval in writing, which approval shall not be unreasonably withheld or delayed.

                           8. This agreement shall be deemed made in New York. This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the Sate of New York, without giving effect to such state's rules concerning conflicts of laws. The Company hereby irrevocably consents to personal jurisdiction in any court of the State of New York or any Federal court sitting in the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this agreement or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, hereby waives any objection to venue with respect thereto, and hereby agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY WAIVED.

                           9.       This agreement may be executed in
                                    counterparts, each of which together shall be considered a single document. This agreement shall be binding upon WP and the Company and their respective successors and assigns. This agreement is not intended to confer any rights upon any shareholder, owner, partner of the Company, or any other person not a party hereto other than the indemnified persons referenced in the indemnification agreement referred to above.

                           10. It is understood and agreed that WP and its affiliates may from time to time make a market in, have a long or short position in, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, the Company and other entities which are or may be the subject of the engagement contemplated by this agreement. WP acknowledges that WP is aware, and will advise its representatives who are informed as to the matters which are subject of this agreement, that United States federal and many United States state securities laws prohibit any person who has received from an issuer or a controlling person of the issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. WP further acknowledges its and its affiliates' obligations to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material non-public information in violation of United States federal securities laws.



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
                           11. Any payments to be made to WP hereunder and under the related indemnification agreement referred to above shall be in US dollars and shall be free of all withholding, stamp and other taxes and of all other governmental charges of any nature whatsoever; provided that, at the request of WP, payments (if any), to be made to WP under the related indemnification agreement, shall be made in DM.

                           We are pleased to accept this engagement and look
forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between WP and the Company.


                                              Very truly yours,

                                              WASSERSTEIN PERELLA & CO., INC.

                                              By:  /s/ Alan J. Biloski
                                                   -----------------------------
                                                     Name:  A.J. Biloski
                                                     Title: Managing Director



ACCEPTED AND AGREED TO:

FRESENIUS AKTIENGESELLSCHAFT


By:  /s/ Rainer Baule
     -----------------------------------------
      Name:  Rainer Baule
      Title: COO, President Intensive Care &
      Diagnostics


By:  /s/ Franz-Josef Acher
     -----------------------------------------
      Name:  Dr. Franz-Josef Acher
      Title: General Counsel, Sr. VP

EXHIBIT 1:  SAMPLE CALCULATION OF TRANSACTION FEE:

Consideration for the Company's 62% interest in Gull:                       US$
45 million

Aggregate Consideration (based on implied valuation of 100% of Gull):       US$
72.6 million
(1)

Transaction fee payable to WP for sale of Company's interest in Gull        US$
1,000,000

(1) Aggregate Consideration calculated as follows:

($ 45 million/62%)  100% = $72.6 million


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
                               24 September, 1997


Wasserstein Perella & Co., Inc. ("WP")
31 West 52nd Street
New York, New York  10019



Gentlemen:

      In connection with your engagement as our financial advisor pursuant to a separate agreement between you and us, we hereby agree to indemnify and hold harmless Wasserstein Perella & Co., Inc. ("WP") and their respective affiliates, their respective directors, officers, agents, employees and controlling persons, and each of their respective successors and assigns (collectively, the "indemnified persons"), to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them which (A) are related to or arise out of (i) actions or alleged actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by us or (ii) actions or alleged actions taken or omitted to be taken by an indemnified person with our consent or in conformity with our actions or omissions or (B) are otherwise related to or arise out of WP's activities under WP's engagement. We will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (B) of the preceding sentence which arc finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of the person seeking indemnification hereunder. We also agree that no indemnified person shall have any liability to us for or in connection with such engagement or any transactions or conduct in connection therewith except for losses, claims, damages, liabilities or expenses incurred by us which are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such indemnified person; provided, however, that in no event shall the indemnified persons' aggregate liability to us exceed the fees WP actually receives from us pursuant to its engagement referred to above, unless there is a final judicial determination of willful misconduct specified in this sentence.

      After receipt by an indemnified person of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify us will relieve us from any liability which we may have hereunder only if, and to the extent that such failure results in the forfeiture by us of substantial rights and defenses, and will not in any event relieve us from any other obligation or liability that we may have to any indemnified person otherwise than under this letter agreement. If we so elect or are requested by such indemnified person, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to WP and the payment of the fees and disbursements of such counsel. In the event, however, such indemnified person reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of, any such action or proceeding include both an indemnified person and us, and such indemnified person reasonably concludes that there may be legal defenses available to it or other indemnified persons that are different from or in addition to those available to us, or if we fail to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such indemnified person, in either case in a timely manner, then such indemnified person may employ separate counsel reasonably satisfactory to us to represent or defend it in any such action or proceeding and we will pay the fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for all indemnified persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which we assume, the indemnified person will have the right to participate in such litigation and to retain its own counsel at such indemnified person's own expense. We further agree that we will not, without the prior written consent of WP, settle or compromise or consent to the entry of any judgement in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not WP or any other indemnified person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of WP and each other indemnified person hereunder from all liability arising out of such claim, action, suit or proceeding.

      We agree that if any indemnification sought by an indemnified person pursuant to this letter agreement is held by a court to be unavailable for any reason other than as specified in the second sentence of the first paragraph of this letter agreement, then (whether or not WP is the indemnified person), we and WP will contribute to the losses, claims, damages, liabilities and expense for which such indemnification is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and WP, on the other hand, in connection with WP's engagement referred to above, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of us, on the one hand, and WP, on the other hand, as well as any other relevant equitable considerations; provided however, that in any event the aggregate contribution of all indemnified persons, including WP, to all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder will not exceed the amount of fees actually received by WP from us pursuant to WP's engagement referred to above. It is hereby agreed that for purposes of this paragraph, the relative benefits to us, on the one hand, and WP, on the other hand, with respect to WP's engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by us or our stockholders, as the case may be, pursuant to the transaction, whether or not consummated, for which WP is engaged to render financial advisory services, bears to (ii) the fee paid or proposed to be paid to WP in connection with such engagement. It is agreed that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the considerations referred to in this paragraph.

      We further agree that we will promptly reimburse WP and any other indemnified person hereunder for all expenses (including fees and disbursements of counsel) as they are incurred by WP or such other indemnified person in connection with investigating, preparing for or defending, or providing evidence in, any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not WP or any other indemnified person is a party) and in enforcing this agreement.

      Our indemnity, contribution, reimbursement and other obligations under this letter agreement shall be in addition to any liability that we may otherwise have, at common law or otherwise, and shall be binding on our successors and assigns.

      Solely for the purpose of enforcing this letter agreement, we hereby consent to personal jurisdiction, service and venue in any court in which any claim or proceeding which is subject to, or which may give rise to a claim for indemnification or contribution under, this letter agreement is brought against WP or any other indemnified person.

      This letter agreement shall be deemed made in New York. This letter agreement and all controversies arising from or relating to performance under this letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's rules concerning conflicts of law. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS LETTER AGREEMENT OR ANY ENGAGEMENT OF WP IS HEREBY WAIVED.

      The provisions of this letter agreement shall apply to the above-mentioned engagement, activities relating to the engagement occurring prior to the date hereof, and any subsequent modification of or amendment to such engagement, and shall remain in full force and effect following the completion or termination of WP's engagement.

                                            Very truly yours,

                                            FRESENIUS AG


                                            By:  /s/ Rainer Baule
                                                 -------------------------------
                                            Name:  Rainer Baule
                                            Title: COO, President-Intensive
                                                   Care & Diagnostics

Accepted:
WASSERSTEIN PERELLA & CO., INC


By:  /s/ Alan J. Biloski
     ----------------------------
      A.J. Biloski
      Managing Director


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